Exhibit 99.1

Resource Extraction Payment Report

Ramaco Resources, Inc.

					Payment Amount (in USD) By Payment Type
Segment (or Entity Level *)	Project / Subnational Political Jurisdiction	Resource / Method of Extraction	Governmental Recipient	Payment Description	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments	Total	Fiscal Year

Ramaco Resources, Inc. (*)	Not applicable (*)		U.S. federal government	Federal income taxes (*)	$750,000								$750,000	2024

Metallurgical Coal Operations	Virginia	Coal / Underground and open pit
			U.S. federal government	Black lung excise taxes	$14,911								$14,911	2024
			U.S. federal government	Reclamation fees			$46,291						$46,291	2024
	Subtotal for Virginia activities		U.S. federal government		$14,911	$0	$46,291	$0	$0	$0	$0	$0	$61,202	2024

Metallurgical Coal Operations	West Virginia	Coal / Underground and open pit
			U.S. federal government	Black lung excise taxes	$1,002,577								$1,002,577	2024
			U.S. federal government	Reclamation fees			$358,176						$358,176	2024
	Subtotal for West Virginia activities		U.S. federal government		$1,002,577	$0	$358,176	$0	$0	$0	$0	$0	$1,360,753	2024

Total			U.S. federal government		$1,767,488	$0	$404,467	$0	$0	$0	$0	$0	$2,171,955	2024

Summary of payments to the U.S. federal government				Federal income taxes									$750,000	2024
				Black lung excise taxes									$1,017,488	2024
				Reclamation fees									$404,467	2024
													$2,171,955

(*)	The U.S. federal government levies corporate income taxes at the consolidated group level rather than on a per-project basis. The reported amount of federal income taxes paid excludes any U.S. federal income tax refunds received during 2024.

All payments above were made in U.S. dollars